CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of PRIMECAP Odyssey Funds of our report dated December 10, 2021, relating to the financial statements and financial highlights, which appears in PRIMECAP Odyssey Stock Fund’s, PRIMECAP Odyssey Growth Fund’s, and PRIMECAP Odyssey Aggressive Growth Fund’s Annual Report on Form N-CSR for the year ended October 31, 2021. We also consent to the references to us under the headings “Financial Highlights”, “Portfolio Holdings” and “Independent Registered Public Accounting Firm and Counsel” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
February 28, 2022